EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement") is entered into as of the 19th day of May 1997, by and between McRae's, Inc. (the
"Company"), and Dawn Robertson ("Executive").

     Company and Executive agree as follows:

     1. Employment. Company hereby agrees to employ Executive as President and Chief Executive Officer of Company or in such other comparable capacity with Company and its affiliates as mutually agreeable by Company and Executive. Executive's first date of employment ("Start Date") will be the earlier of: (a) May 1, 1998,
(b) the day after the May Company terminates or otherwise releases Executive from her current employment, (c) the date a court of competent jurisdiction determines that Executive may lawfully work for Company or (d) the date that Company's General Counsel informs Executive in writing that she may work for Company without violating her agreement with her current employer.

     2. Duties. During her employment, Executive shall devote substantially all of her working time, energies, and skills to the benefit of Company's business. Executive shall have duties, responsibilities and authority commensurate with those of a president and chief executive officer of a similarly sized company. Executive agrees to follow the legal and ethical policies and directions of Company's Board of Directors. The foregoing shall not prevent Executive from participating in charitable, community or industry affairs or from managing her passive personal investments provided that those activities do not materially interfere with her obligations under this Agreement.

     3. Compensation. Executive's compensation and benefits under this Agreement shall be as follows:

          (a) Base Salary. Company shall pay Executive a base salary ("Base Salary") at a rate of not less than $375,000 per year. Executive's Base Salary shall be paid in installments in accordance with Company's normal payment schedule for its senior management. Executive's Base Salary shall be subject to annual review by the Proffitt's, Inc. Board of Directors (the "Proffitt's Board") and may be increased, but not decreased, from time to time. All payments shall be subject to the deduction of payroll taxes and similar assessments as required by law.

          (b) Cash and Stock Bonus. In addition to the Base Salary, Executive shall be eligible, as long as she holds the position stated in Section 1, for a yearly cash bonus of up to 50% of Base Salary based upon her performance in accordance with specific annual objectives, set in advance, all as approved by the Board of Directors of Proffitt's, Inc. or its Human Resources Committee. Executive shall also be eligible during the term of this Agreement to earn a yearly stock-grant bonus of up to three thousand (3,000) restricted shares of Proffitt's common stock, which will vest and no longer be subject to restrictions in equal one-third segments (one-third on the award date, one-third on the first anniversary of the award date, and one-third on the second anniversary of the award date); provided, however, that Executive must continue to be employed by Company on the relevant vesting date for the unvested shares to vest. Proffitt's, Inc.'s Board of Directors shall have complete discretion to award or not to award such bonus shares in light or predetermined objectives. Notwithstanding the foregoing, in the event of the termination of Executive's employment during, at the end of, or after the Term, by Company without Cause, by Executive for Good Reason, or due to Executive's death or Disability, any restricted shares of common stock that would have vested during the twelve (12) month period immediately following the date of such termination shall immediately vest.

          (c) Initial Bonus. Company shall as soon as practicable after the Start Date, but in no event later than twenty (20) days
thereafter, pay   Executive $155,000 and award Executive 3,000
shares of restricted Proffitt's common stock, which will vest and no longer be subject to restrictions in equal one-third segments (one-third on the award date, one-third on the first anniversary of the award date, and one-third on the second anniversary of the award date); provided, however, that Executive must be employed by Company on the relevant vesting date for the unvested shares to vest. Notwithstanding the foregoing, in the event of termination of Executive's employment during, at the end of, of after the Term, by Company without Cause, by Executive for Good Reason, or due to Executive's death or disability, any restricted shares of common stock that would have vested during the twelve (12) month period immediately following the date of such termination shall immediately vest.

          (d) Incentive Compensation. Executive shall be granted a non-qualified option ("Option") to purchase forty thousand (40,000) shares of Proffitt's common stock at an option price equal to the closing price of the stock on the Start Date (or if the market was not open on that date, the closing price on the last day the market was open), as reported in the Wall Street Journal; provided, however, Proffitt's Board of Directors' Human Resources Committee shall retain its discretion to grant or not to grant such Option The Option will be granted pursuant to either the Proffitt's 1994 Long-Term Incentive Plan or the Proffitt's 1997 Stock-Based Incentive Plan , and shall be subject to the terms and conditions thereof as well as the terms of this Agreement. The Option shall be exercisable on or after Executive's first day of employment (the "Grant Date") to the extent of 20% of the shares covered thereby; exercisable to the extent of an additional 20% of the shares covered thereby on and after the first anniversary of the Grant Date; exercisable to the extent of an additional 20% of the shares covered thereby on and after the second anniversary of the Grant Date; exercisable to the extent of an additional 20% of the shares covered thereby on an after the third anniversary of the Grant Date; and exercisable to the extent of any remaining shares covered thereby on and after the fourth anniversary of the Grant Date; provided, however, that no portion of the Option shall be exercisable any earlier than six months from the Grant Date. The Option may be exercised up to ten (10) years from the Grant Date. Any portion of the Option not exercised within said ten (10) year period shall expire. Notwithstanding the foregoing, in the event of the termination of Executive's employment during, at the end of, or after the Term, by Company without Cause, by Executive for Good Reason, or due to Executive's death or disability, that portion of the Option that would have become exercisable during the twelve
(12) month period immediately following the date of such termination shall immediately vest and become exercisable.

          (e) Effect of Change of Control on Options And Restricted Shares. In the event of a Change of Control of Proffitt's or a Change of Control of Company during, at the end of, or after the Term, any Options granted to Executive prior to such Change of Control shall immediately vest and become exercisable and any vesting conditions and restrictions on any shares of Proffitt's common stock granted to Executive prior to such Change of Control shall immediately lapse.

     4. Insurance, Benefits, and Expenses. Company shall allow Executive to participate in each employee benefit plan and to receive each executive benefit that Company provides for any senior executive at the level of Executive's position, including, but not limited to any life, medical and disability insurance plans and pension, incentive, profit-sharing, deferred compensation and other similar plans, practices and policies. In addition, Company shall reimburse Executive for all reasonable and necessary business expenses incurred by Executive in connection with her duties and shall reimburse her for her relocation costs pursuant to Company's policy as modified by Company's side letter.

     5. Term. The term of Executive's employment under this Agreement shall be for three years commencing at the Start Date (the "Term"), provided, however, that Company or Executive may terminate Executive's employment at any time upon thirty (30) days' prior written notice. In the event of such termination by Company without Cause, Executive shall be entitled to receive unused vacation pay and her Base Salary (at the rate in effect at the time of termination) through the end of the term of this Agreement or twenty months, whichever is longer. This payment will be made in a lump sum within ten (10) business days after termination without Cause. In addition, after termination without Cause, Company shall pay Executive any earned but unpaid Base Salary, reimbursement of all incurred business expenses prior to termination, and all benefits or fringes due under any benefit or fringe plan or arrangement in accordance with the terms of said plan or arrangement due for the period prior to such termination (collective, "Accrued Benefits"). In such case of termination without Cause, Company shall further offer Executive and her dependents COBRA coverage under the Company's health plan for eighteen (18) months without cost to Executive ("COBRA Coverage") but only so long as Executive or her dependents are eligible for COBRA Coverage. If Executive continues employment with Company up to the end of the Term of this Agreement, which is then not extended or replaced by another employment agreement, and Company at the end thereof or thereafter terminates her employment without Cause or Executive terminates her employment for Good Reason, Company shall pay Executive's Base Salary then in effect for twenty
(20) months, in addition to providing Accrued Benefits and COBRA Coverage. The preceding sentence shall survive the termination of this Agreement. Company's obligation to make any payments under this paragraph shall not be subject to claims or offsets other than those claims or offsets such as loans or other obligations that are documented. Executive also shall have no duty to mitigate with respect to the payments and the amounts shall not be reduced by any amounts received from other employment. Executive shall also be entitled to all other rights under this Agreement that survive termination of employment.

     In addition, this Agreement shall terminate upon the death of Executive, except as to: (a) Executive's estate's right to exercise any unexercised stock options pursuant to Company's stock option plan then in effect and pursuant to the terms of this Agreement,
(b) other entitlements under this contract that expressly survive death, (c) any rights which Executive's estate or dependents may have under COBRA or any other federal or state law or which are derived independent of this Agreement by reason of her participation in any plan maintained by Company, and (d) Executive's estate's right to receive Accrued Benefits.

     6.   Termination.

          (a) Company shall have the right to terminate Executive's employment under this Agreement for Cause, in which event no salary or bonus shall be paid after termination for Cause. Termination for Cause shall be effective immediately upon notice sent or given to Executive. For purposes of this Agreement, the term "Cause" shall mean and be strictly limited to: (i) conviction of Executive, after all applicable rights of appeal have been exhausted or waived, for any felony that materially discredits Company or is materially detrimental to the reputation or goodwill of Company; (ii) commission of any material act of fraud or dishonesty by Executive against Company provided that Executive shall first be provided with written notice of the claim and with an opportunity to contest said claim before the Board of Directors; or (iii) Executive's refusal to attempt to perform her duties under Section 2 of the Agreement, provided that Executive has at least fifteen (15) days to cure such failure after receipt of written notice thereof from the Company, and provided further that Executive shall be entitled to such notice and opportunity to cure only once in any twelve (12) month period.

          (b) Executive shall have the right to terminate her employment for "Good Reason" if such "Good Reason" is not cured within ten (10) business days after Company receives notice from Executive. "Good Reason" shall mean only: (i) any material reduction in Executive's authority, duties or responsibilities,
(ii) any reduction in, or demotion from, Executive's position as, or title of, Chief Executive Officer of Company, (iii) the relocation of Executive's principal office to a location more than fifty (50) miles from Executive's then present location without Executive's written consent, (iv) Company's non-payment of Base Salary, (v) failure to grant the Option set forth in Section 3(c),
(vi) Company's material breach of any of its obligations under this Agreement, or (vii) failure of any successor to Company to assume this Agreement in writing. If Executive terminates her employment for Good Reason, she shall be entitled to her then current Base Salary through then end of the term of this Agreement or twenty
(20) months, whichever is longer, and all other rights under this Agreement that survive termination of employment for "Good Reason." This payment will be made in a lump sum within ten (10) business days after termination for Good Reason. In addition, after termination for Good Reason, Company shall pay Executive "Accrued Benefits" and offer Executive COBRA Coverage. Company's obligation to make any payments under this paragraph shall not be subject to claims or offsets other than those claims or offsets such as loans or other obligations that are documented. Executive also shall have no duty to mitigate with respect to the payments and the amounts shall not be reduced by any amounts received from other employment.

          (c) In the event that Executive's employment is terminated, Executive agrees to resign as an officer and/or director of Company (or any of its subsidiaries or affiliates), effective as of the date of such termination, and Executive agrees to return to Company upon such termination any of the following which contain confidential information: all documents, instruments, papers, facsimiles, and computerized information which are the property of Company or such subsidiary or affiliate, provided that in no event shall Executive be obligated to return her personal Rolodexes, phone books, calendars, or similar materials


     7. Change of Control. If Executive's employment is terminated during, at the end of, or after the Term by the Company without Cause or by Executive for Good Reason during the two (2) year period immediately following the date of a Change of Control of Proffitt's or a Change of Control of Company, each as defined below, Executive shall receive, in one lump sum payment within ten
(10) days after termination of employment, three times her Base Salary then in effect, plus Accrued Benefits and Company shall offer Executive COBRA Coverage. In addition, in the event Executive is terminated by Company without Cause or Executive terminates her employment for Good Reason within one hundred twenty
(120) days prior to a Change of Control of Proffitt's or a Change in Control of Company, upon the occurrence of such Change of Control, Executive shall be entitled to the amounts set forth in the preceding sentence. The maximum payments under this Section, however, shall not exceed the maximum amount that could be paid without imposition of an excise tax under Internal Revenue Code
Section 4999. The determination of this limit and the reduction of any payments hereunder shall be determined by Company's Accounting Firm prior to the Change of Control.

          (a) As used herein, the term "Change of Control" of Proffitt's means the happening of any of the following:

               (i) Any person or entity, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, other than Proffitt's, a subsidiary of Proffitt's, or any employee benefit plan of Proffitt's or its subsidiaries, becoming the beneficial owner of securities having 25 percent or more of the combined voting power of the then outstanding securities of Proffitt's that may be cast for the election for directors of Proffitt's (other than as a result of an issuance of securities initiated by Proffitt's in the ordinary course of business); or

               (ii) As the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of Proffitt's or any successor corporation or entity entitled to vote generally in the election of directors of Proffitt's or such other corporation or entity after such transaction, are held in the aggregate by holders of Proffitt's securities entitled to vote generally in the election of directors of Proffitt's immediately prior to such transactions in approximately the same proportions; or

               (iii) During any period of two (2) consecutive years, individuals who at the beginning of any such period constitute the members of the Proffitt's Board of Directors cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by Proffitt's stockholders, of each director of Company first elected during such period was approved by a vote of at least two-thirds of the directors of Proffitt's then still in office who were directors of Proffitt's at the beginning of any such period, or

               (iv) The approval by stockholders of Proffitt's of a plan of complete liquidation or an agreement which would result in a Change of Control of Proffitt's or a Change of Control of Company.


          (b) As used herein, a "Change of Control of Company" shall occur if Proffitt's ceases to directly or indirectly own at least 51% of the then outstanding voting securities of the Company.

     8. Disability. Company shall have the right to terminate Executive's employment if Executive becomes "Disabled." For purposes of this Agreement, "Disabled" means Executive's failure to perform her material duties hereunder by reason of mental or physical illness or incapacity for a period of ninety (90) consecutive days. If Executive's employment is terminated during, at the end of, of after the Term because she is Disabled, she shall then be entitled to continue to receive her Base Salary and Accrued Benefits for a period of twelve consecutive months.

     9.   Non-competition; Unauthorized Disclosure.

          (a)  Non-competition.  During Executive's employment by
Company  and for a period of one (1) year thereafter, Executive:

               (i)  shall not engage in any supervisory or
managerial activities with or for any of the companies designated on Exhibit A hereto specifically (rather than incidental to broader responsibilities) with respect to any of their operations or activities in the states of Alabama, Mississippi, Louisiana, or the northern Florida area.; and

               (ii) shall not induce or attempt to persuade any employee of Company or any of its divisions, subsidiaries or then present affiliates to terminate his or her employment relationship. Notwithstanding the foregoing, if requested by any entity with which Executive is not affiliated, Executive may serve as a reference for any person who at the time of the request is not an employee of the Company.

          (b) Unauthorized Disclosure. During Executive's employment by Company and for a further period of one year thereafter, Executive shall not, except as required by any court or administrative agency, without the written consent of the Board of Directors, or a person authorized thereby, disclose to any person, other than an employee of Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of her duties as an executive for Company as so determined in her good faith judgment, any confidential information obtained by him while in the employ of Company; provided, however, that confidential information shall not include any information now known or which becomes known generally to the public (other than as a result of unauthorized disclosure by Executive).

          (c) Scope of Covenants; Remedies. The following provisions shall apply to the covenants of Executive contained in this Section 9:

               (i) without limiting the right of Company to pursue all other legal and equitable remedies available for violation by Executive of the covenants contained in this Section 9, it is expressly agreed by Executive and Company that such other remedies cannot fully compensate Company for any such violation and that Company shall be entitled to injunctive relief to prevent any such violation or any continuing violation thereof.

               (ii) each party intends and agrees that if, in any action before any court or agency legally empowered to enforce the covenants contained in this Section 9, any term, restriction, covenant or promise contained therein is found to be unreasonable and accordingly unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency; and

               (iii) the covenants contained in this Section 9 shall survive the conclusion of Executive's employment by Company.

     10. Indemnification; D&O Insurance. The Company shall indemnify and hold harmless Executive to the full extent permitted by law with regard to her activities as an officer or director of Company and in other capacities pursuant to which Company may indemnify Executive. Company shall cover Executive under directors and officers liability insurance both during and, while potential liability exists, after Executive's employment by Company in the same amount and to the same extent, if any, as Company covers its other officers and directors, including coverage with regard to matters involving predecessor entities. The obligations of this Section shall survive any termination of employment or this Agreement with regard to the Executive's actions or inactions taken while an officer or director.

     11. Additional Indemnification. The Company agrees to indemnify Executive and hold her harmless with respect to any liability, cost, damage or expense (including reasonable attorneys' fees and any loss of compensation Executive would have earned prior to the Start Date from the May Company under her prior employment agreement with May Company, less any amounts paid by May Company or its affiliates) arising from or relating to any claim against Executive by the May Company or its affiliates: (i) as a result of her entering into this Agreement; or (ii) in connection with claims under the noncompetition provision in the Executive's prior employment agreement with the May Company or its affiliates as a result of Executive commencing employment with Company, provided that Executive gives Company prompt notice of any such claim and the opportunity to assume and control the defense of any such claim (including settlement of any such claim), at Company's expense and through counsel of its choice. Executive and Company consent to joint representation by Proskauer Rose Goetz and Mendelsohn LLP in the event such a claim is asserted.

     12.  General Provisions.

          (a) Notices. Any notice to be given hereunder by either party to the other may be effected by personal delivery, in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses set forth below, but each party may change her or its address by written notice in accordance with this
Section 12 (a). Notices shall be deemed communicated as of the actual receipt or refusal of receipt.


     If to Executive:    Dawn Robertson
                         McRae's
                         3455 Highway 80 West
                         Jackson, MS 39209


     If to Company:      Brian J. Martin
                         Executive Vice President of Law
                         750 Lakeshore Parkway
                         Birmingham, AL 35211

          (b) Partial Invalidity. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall, nevertheless, continue in full force and without being impaired or invalidated in any way.

          (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Mississippi without regard to rules relating to conflicts of law.

          (d) Headings. The Section, paragraph, and subparagraph headings are for convenience or reference only and shall not define or limit the provisions hereof.

          (e) Entire Agreement. This Agreement and the side letter constitute the entire agreement with respect to employment or retention of the Executive by Company. It cannot be change or terminated orally, but only by a writing executed by the party to be charged.

          (f) Legal Fees. If Executive asserts her rights under this Agreement in a legal proceeding and Executive prevails, then
Company shall reimburse Executive's reasonable costs of bringing that action, including reasonable legal fees and expenses.

          (g) Assignment. This Agreement shall not be assignable by Executive. This Agreement shall be assignable by Company only with all or substantially all of the assets of Company, provided that any such assignee shall assume this Agreement in a writing delivered to Executive. This Agreement shall inure to the benefit and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assignees of the parties hereto.

          (h) Waiver. The waiver of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


                              MCRAE'S, INC.




                              BY: /s/ Brian J. Martin
                                  _____________________
                                   Brian J. Martin
                                   Executive Vice President



                                  /s/ Dawn Robertson
                                  _____________________
                                  Dawn Robertson
                                  Executive



                Exhibit A -- Competitive Companies

The Gayfers and Caster Knott Divisions of Mercantile Department  Stores

Dillard Department Stores

The Macy's East and Rich's Divisions of Federated Department Stores